Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
BaiJiaHuLian HK Holdings Limited	Hong Kong
Beijing Lexuebang Network Technology Co., Ltd.	PRC

Consolidated Variable Interest Entity	Place of Incorporation
Beijing BaiJiaHuLian Technology Co., Ltd.	PRC

Subsidiaries of Consolidated Variable Interest Entity	Place of Incorporation
Beijing Genshuixue Technology Co., Ltd.	PRC
Beijing Jiazi Technology Co., Ltd.	PRC
Beijing GaoTuYunJi Education Technology Co., Ltd.	PRC
Beijing BaiJiaChengXi Education Technology Co., Ltd.	PRC
Shanghai Jinyou Education Technology Co., Ltd.	PRC